Exhibit 10.1

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

Amended and Restated

December 19, 2002

PRIVATE AND CONFIDENTIAL

Dr. Lawrence Mayer

2416 Carmaria Court

North Vancouver, B.C.

V7J 3M4

Dear Dr. Mayer:

Re:	Amended and Restated Terms of Employment of Dr. Lawrence Mayer (the “Executive”) with Celator Technologies Inc. (the “Corporation”)

This Agreement confirms the amended and restated terms and conditions of your employment by the Corporation and will constitute your employment agreement to be effective as of and from the Effective Date (as defined below). In consideration of the stock options to be granted to you pursuant to Section 7 hereof and such other good and valuable consideration (the receipt and sufficiency whereof is hereby acknowledged by you upon signing below), you hereby agree to the amended and restated terms and conditions are as follows:

1	Position and Duties. You will be employed by and will serve the Corporation as President and Head of Research, having the duties and functions described to you in Schedule A attached to this Agreement, and reporting directly to the Chief Executive Officer of the Corporation (the “CEO”). Your duties and functions pertain to the Corporation and any of its subsidiaries from time to time and may be varied or added to from time to time by the CEO, at his discretion, exercised reasonably. You will perform and carry out your duties and functions, and provide such additional services as may be reasonably required, in such manner as the CEO may from time to time request.

2	Term. The terms and conditions of this Agreement shall have effect as of and from December 19, 2002 (the “Effective Date”) and your employment shall continue until terminated as provided in this Agreement (the “Term of Employment”).

3	Base Salary. The Corporation will pay you a base salary (the “Base Salary”) at the rate of CDN$150,000 per year, payable bi-weekly, subject to the withholding of all applicable statutory deductions from such Base Salary in respect of the Base Salary and including any taxable benefits received under this Agreement or in respect of your employment. You agree that your Base Salary may be reduced if there is a reduction in the base salaries paid to any three of the top five highest compensated employees of the Corporation, such reduction to be proportionate to the reductions made to the salaries of all such employees reduced.

4	Salary Review. The Corporation will review your Base Salary semi-annually. This review shall not necessarily result in an increase in your Base Salary and any increase will be at the sole discretion of the Corporation.

5	Performance Bonus. The Corporation will review the performance of your duties and functions under this Agreement annually. The Corporation, in its sole discretion, shall determine the amount, if any, of your performance bonus. In determining the amount of any bonus, the Corporation shall take into account, among other factors deemed relevant by the Corporation, mutually agreed performance milestones, which are consistent with the corporate goals and which reflect your contribution to these goals, established from time to time by the Corporation and the Executive. Payment of any performance bonus shall be subject to the withholding of all applicable statutory deductions by the Corporation.

6	Benefits. The Corporation will arrange for you to be provided with health, medical, dental, disability, accident and life insurance and such other benefits as are reasonable and appropriate in the circumstances, as determined by the Corporation, and as such benefits plan may be amended, modified or terminated from time to time by the Corporation.

7	Incentive Stock Options. The Corporation will grant to you, for no additional consideration, two stock options (as described below) so as to allow you to acquire, in aggregate, 482,170 Common shares in the capital Corporation (such options, together with the existing Common shares held by you (but not including the shares which you have optioned to Hearthstone Investments Ltd. pursuant to an option agreement dated as of August 4, 2000) on a post-consolidation basis, to equal 3.25% of the Corporation’s issued and outstanding Common shares on a fully diluted basis). The grant of these options is subject to the completion of the Financing.

The options will be granted pursuant to the new incentive stock option plan to be adopted by the Corporation in connection with venture capital financing and win have the following additional terms and conditions:

Stock Option 1

148,532 Stock Options

Vesting: 100% vested

Exercise Price: $0.181 Common Share

Expiry Date: 10 years from date of grant

Stock Option 2

333,638 Stock Options

Vesting: Options to vest in three equal annual instalments on the next three anniversaries of this Agreement, subject to earlier vesting upon a Change of Control.

Exercise Price: $0.181 Common Share

Expiry Date: 10 years from date of grant subject to earlier termination as per ESOP

For the purposes of this Agreement:

(a)	“Change of Control” shall mean either of the following events:

(i)	any event after which a person or persons acting in concert (other than those persons who held voting securities (as defined in the Securities Act (British Columbia) immediately following the closing of the Financing) hold, directly or indirectly, more than fifty percent (50%) of the issued and outstanding voting securities of the Corporation carrying voting rights for the election of the majority of the directors of the Corporation; or

(ii)	the sale, transfer or other disposition of all or substantially all of the assets of the Corporation; and

(b)	“Financing” means the financing pursuant to an Investment Agreement between the Corporation and certain venture capital investors dated December 19, 2002.

8	Vacation. During your employment with the Corporation under this Agreement, you will be entitled to an annual paid vacation as determined by the Corporation from time to time, not to be less than twenty-five (25) working days per year, in addition to statutory and other Corporation holidays. If the Executive commenced work after the calendar year has begun, the number of vacation days will be pro-rated accordingly. A maximum of five accrued but unused vacation days may be carried over from one year to the next. You will not be paid for vacation days not taken in a year. The Executive shall use all vacation days to which he is entitled before requesting unpaid leave of absence form the Corporation. The Executive agrees that all vacation days shall be requested in accordance with Corporation policy.

9	Reimbursement for Expenses. During your employment under this Agreement the Corporation will reimburse you for reasonable travelling and other expenses actually and properly incurred by you in connection with the performance of your duties and functions under this Agreement, such reimbursement to be made in accordance with and subject to the policies established by the Corporation from time to time. For all such expenses you will be required to keep proper accounts and to furnish statements and vouchers to the Corporation within 30 days after the date the expenses are incurred.

10	No Other Compensation or Benefits. You expressly acknowledge and agree that, unless otherwise expressly agreed in writing by the Corporation after execution of this Agreement by you, you shall not be entitled by reason of your employment by the Corporation or by reason of any termination of your employment, to any remuneration, compensation or benefits other than as expressly set forth in this Agreement.

11	Service to the Corporation. During the term of Employment and excluding any periods of vacation and sick leave to which you are entitled, you will:

(a)	well and faithfully serve the Corporation, at all times act in the best interests of the Corporation, and devote all reasonable time, attention and energies to the business and affairs of the Corporation;

(b)	to the extent necessary to discharge the responsibilities assigned to you hereunder, you will use your best efforts to perform faithfully and efficiently such responsibilities;

(c)	apply your skill and experience to the performance of your duties in such employment;

(d)	comply with all policies and procedures from time to time formulated by the Corporation;

(e)	make no representations, warranties or commitments binding the Corporation without the Corporation’s prior written consent; and

(f)	not, except as provided in Schedule D to this Agreement, without the prior approval of the Corporation, carry on or engage in any other business or occupation or become a director, officer, employee or agent of or hold any position or office with any other Corporation, firm or person, except as a volunteer for a non-profit organization, engaging in civic, religious, educational or other community activities, or maintaining personal investments or a personal holding corporation, provided that such activities do not materially interfere with the performance of your duties under this Agreement.

12	Termination By Executive. Subject to Section 17—Termination Upon Change of Control and Section 18—No Damages for Termination, you may resign from your position as President and Head of Research at any time, but only by giving the Corporation at least three (3) months prior written notice of the effective date of your resignation (the “Notice Period”). On the giving of any such notice, the Corporation may accelerate your resignation, in lieu of the Notice Period or any part thereof, by:

(a)	paying you a lump sum equal to your Base Salary for the Notice Period, as referred to in Section 3 -Base Salary and adjusted from time to time under Section 4 -Salary Review, or any part thereof accelerated by the Corporation; and

(b)	maintaining the benefits and payments set out in Section 6—Benefits for three (3) months after the date of your notice, except any disability benefits.

If such acceleration right is exercised by the Corporation, then except as provided in subsections (a) and (b), your resignation and the termination of your employment will be effective immediately.

13	Termination by Corporation Without Cause. Subject to Section 17—Termination Upon Change of Control and Section 18—No Damages for Termination, the Corporation may terminate your employment at any time without Cause by giving you written notice of the effective date of such termination and in all respects except as set out below, the termination of your employment will be effective immediately. On the giving of any such notice, the Corporation shall:

(a)	pay to you your Base Salary for 12 months, payable in equal monthly instalments, as referred to in Section 3—Base Salary and adjusted from time to time under Section 4—Salary Review;

(b)	maintain the benefits and payments set out in Section 6—Benefits for 12 months after the date of notice, except any disability benefits;

(c)	pay to you any accrued and unpaid bonuses.

Bonuses payable to you pursuant to this section shall be equal to the average of all performance bonuses earned during the three fiscal years prior to the effective date of termination or during such shorter period as the Executive has received a performance bonus.

14	Termination in the Event of Death. Subject to Section 18—No Damages for Termination, your employment shall terminate immediately upon your death.

15	Termination in the Event of Disability. Subject to Section 18—No Damages for Termination, your employment shall terminate if you become “Disabled”. In this Section, “Disabled” shall mean and be deemed the reason for the termination of your employment by the Corporation if, in accordance with applicable law and as a result of your incapacity due to physical or mental impairment, you shall have been absent from the full-time performance of the your duties with the Corporation for a period of three (3) consecutive months.

16	Termination by the Corporation for Cause. Notwithstanding Section 12—Termination by Executive, Section 13—Termination by Corporation Without Cause, Section 14—Termination in

the Event of Death, Section 15—Termination in the Event of Disability and Section 17—Termination Upon Change of Control, the Corporation may terminate your employment for “Cause” at any time without any notice, severance or other payments. In this Agreement, “Cause” shall mean the commission of any of the following acts by you:

(a)	commission of theft, embezzlement, fraud, obtaining funds or property under false pretences or similar acts of misconduct with respect to the property of the Corporation or its employees or the Corporation’s customers or suppliers;

(b)	oral or written representations made by you to the Corporation that prove false;

(c)	commission of an act of malfeasance, dishonesty or breach of trust against the Corporation or its employees or the Corporation’s customers or suppliers, including a breach by you of any of your covenants or obligations under the Key Person Agreement described in Section 20—Key Person Agreement, Section 20—Key Person Agreement, Section 21—Disclosure of Conflicts of Interest or Section 22—Avoidance of Conflict of Interest;

(d)	the entering of a plea of nolo contendre, a guilty plea, or any conviction of you of any felony or of a misdemeanor involving moral turpitude; or

(e)	repeated and continued failure to fulfil your duties or obligations of employment or your breach of any material obligations and covenants under this Agreement;

any of which shall entitle the Corporation to terminate your employment under this Section.

17	Termination Upon Change of Control. If, within 12 months of a Change of Control, the Corporation terminates your employment without Cause or if you terminate your employment for Good Reason, the Corporation shall:

(a)	pay to you a lump sum equal to your Base Salary for 12 months, as referred to in Section 3—Base Salary and adjusted from time to time under Section 4—Salary Review;

(b)	maintain the benefits and payments set out in Section 6—Benefits for 12 months after the date of termination, except any disability benefits; and

(c)	pay to you any accrued and unpaid bonuses.

Bonuses payable to you pursuant to this section shall be equal to the average of all performance bonuses earned during the three fiscal years prior to the effective date of termination or during such shorter period as the Executive has received a performance bonus.

The lump sum payments and benefits set out above shall be in lieu of any applicable notice period.

For greater certainty, the completion of the $10.5 million financing by certain venture capital investors in the Corporation concurrently with the execution of this Agreement shall not be considered a Change of Control for the purposes of this Agreement.

For the purposes of this Agreement, “Good Reason” means one or more of the following events occurring without the Executive’s written consent and within 12 full calendar months of a Change in Control:

(a)	a material change in the Executive’s status, position, remuneration, authority or responsibilities that does not represent a promotion from or represents an adverse change from his status, position, authority or responsibilities as in effect immediately before such Change in Control;

(b)	a material reduction in the incentive, retirement, health benefits, bonus or other compensation plans, practices, policies or programs provided to the Executive in the aggregate, during the 120-day period immediately preceding the Change in Control; or

(c)	any request by the Corporation or any affiliate of the Corporation that the Executive participate in an unlawful act.

18	No Damages for Termination. It is agreed that as a result of the termination of your employment, you shall not be entitled to any notice, fee, salary, severance or other payments, benefits or damages in excess of what is specified or provided for in Section 12—Termination by Executive, Section 13—Termination by Corporation Without Cause, Section 14—Termination in Event of Death, Section 15—Termination in Event of Disability, Section 16—Termination by Corporation for Cause and Section 17—Termination upon Change of Control, and whichever is applicable, except that you shall remain entitled to receive all salary, benefits, reimbursement for expenses and other entitlements which were due or which were accruing to you at the date of termination. Payment of any amounts pursuant to Section 12—Termination by Executive, Section 13—Termination by Corporation Without Cause, Section 14—Termination in Event of Death, Section 15—Termination in Event of Disability, Section 16—Termination by Corporation for Cause or Section 17—Termination Upon Change of Control shall be subject to the withholding of all applicable statutory deductions by the Corporation.

19	Resignation of Offices. Upon the termination of your employment for any reason, you shall immediately resign all offices held (including directorships) in the Corporation and any related corporations and, save as expressly provided in this Agreement, you shall not be entitled to receive any severance payment or other compensation for the loss of such office.

20	Key Person Agreement. Concurrently with the execution of this Agreement, the Executive will sign a Key Person Agreement in the form attached hereto as Schedule B (the “Key Person Agreement”). In the event of any conflict between the terms of this Agreement and the terms of the Key Person Agreement, the terms of the Key Person Agreement shall prevail despite any term of this Agreement.

21	Disclosure of Conflicts of Interest. During your employment with the Corporation, you will promptly, fully and frankly disclose to the Corporation in writing:

(a)	the nature and extent of any interest you have or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Corporation, or its partners, subsidiaries or affiliates;

(b)	every office you may hold or acquire, and every property you may possess or acquire, whereby directly or indirectly, a duty or interest might be created in conflict with the interests of the Corporation (or its partners, subsidiaries or affiliates), or your duties and obligations under this Agreement; and

(c)	the nature and extent of any conflict referred to in subsection (b).

The disclosure required by this Section shall be made immediately after you become aware or ought to have become aware that you may be in a conflict of interest.

22.	Avoidance of Conflicts of Interest. You acknowledge that it is the policy of the Corporation that all interests and conflicts of the sort described in Section 21—Disclosure of Conflicts of Interest be avoided, and you agree to comply with all policies and directives of the Corporation from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described in Section 21. During your employment with the Corporation, you shall not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or your duties or obligations under this Agreement or that would otherwise prevent you from performing your obligations hereunder, and you represent and warrant that you have not entered into any such agreement, arrangement or understanding.

23.	Injunctive Relief. You acknowledge and agree that any breach or threatened breach of any of the provisions of Section 20—Key Person Agreement, Section 21—Disclosure of Conflicts of Interest, Section 22—Avoidance of Conflicts of Interest, could cause irreparable damage to the Corporation or its partners, subsidiaries or affiliates, that such harm could not be adequately compensated by the Corporation’s recovery of monetary damages, and that in the event of a breach or threatened breach thereof, the Corporation shall have, in addition to any and all remedies at law or in equity, the right to seek an injunction, specific performance or other equitable relief as well as any equitable accounting of an your profits or benefits arising out of any such breach. It is further acknowledged and agreed that the remedies of the Corporation specified in this Section 23 are in addition to and not in substitution for any rights or remedies of the Corporation at law or in equity and that an such rights and remedies are cumulative and not alternative and that the Corporation may have recourse to anyone or more of its available rights or remedies as it shall see fit.

24.	Agreement Confidential. Both parties shall keep the terms and conditions of this Agreement confidential except as may be required to enforce any provision of this Agreement or as may otherwise be required by any law, regulation or other regulatory requirement.

25.	Surviving Obligations. The obligations and covenants of the Executive under Section 20—Key Person Agreement and Section 26—Injunctive Relief shall survive the termination of this Agreement.

26.	Arbitration. Should there be a dispute or disagreement between the parties hereto with respect to this Agreement or the interpretation thereof, the same shall be finally resolved or determined by arbitration with a single arbitrator under the Commercial Arbitration Act (British Columbia) and in connection therewith the place of arbitration shall be Vancouver, British Columbia.

27.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns. Your rights and obligations contained in this Agreement are personal and such rights, benefits and obligations shall not be voluntarily or involuntarily assigned, alienated or transferred, whether by operation of law or otherwise, without the prior written consent of the Corporation. This Agreement shall otherwise be binding upon and inure to the benefit of your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.

28.	Entire Agreement. The terms and conditions of this Agreement are in addition to and not in substitution for the obligations, duties and responsibilities imposed by law on employees of corporations generally, and you agree to comply with such obligations, duties and responsibilities. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and may only be varied by further written agreement signed by you and the Corporation. This Agreement supersedes any previous communications, understandings and agreements between you and the Corporation regarding your employment. It is acknowledged and agreed that this Agreement is mutually beneficial and is entered into for fresh and valuable consideration with the intent that it shall constitute a legally binding agreement.

29.	Exercise of Functions. The rights of the Corporation as provided in this Agreement may be exercised on behalf of the Corporation only by the Board of the Corporation, or by a committee or person expressly designated for such purposes by the Board of the Corporation.

30.	Further Assurances. The parties win execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement

31.	Governing Law. This Agreement shall be construed and enforced in accordance with and be governed by and interpreted in accordance with the laws of the Province of British Columbia, without regard to the principles of conflicts of law.

32.	Independent Legal Advice. As this is an important Agreement for the Corporation containing significant undertakings by you, the Corporation urges you to seek independent legal advice with respect to your obligations under this Agreement.

33.	Legal Fees. The Corporation will pay up to $1,000 for the Executive to seek legal advice pertaining to this Agreement.

34.	Notice. Any notice or other communication required or contemplated to be given hereunder must be in writing and shaH be deemed effective when personally delivered or on the day following the sending when sent by facsimile or other means of electronic communication, addressed to the appropriate party as set forth below:

If to Dr. Lawrence Mayer:

2416 Carmaria Court

North Vancouver, British Columbia V7J 3M4

If to the Corporation:

Celator Technologies Inc. Suite 200 -604 West Broadway

Vancouver, British Columbia V5Z IG3

Attention: Chief Executive Officer

35.	Severability. If any provision of this Agreement or any part thereof shall for any reason be held to be invalid or unenforceable in any respect, then such invalid or unenforceable provision or part shall be severable and severed from this Agreement and the other provisions of this Agreement shall remain in effect and be construed as if such invalid or unenforceable provision or part had never been contained herein.

36.	Waiver. Any waiver of any breach or default under this Agreement shall only be effective if made in writing, signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by any other act or conduct or by any indulgence, delay or omission. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.

37.	Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

Acceptance

If the foregoing terms and conditions are acceptable to you, please indicate your acceptance of and agreement to the terms and conditions of this Agreement by signing below on this letter and on the enclosed copy of this letter in the space provided and by returning the enclosed copy so executed to us. Your execution and delivery to the Corporation of the enclosed copy of this letter will create a binding agreement between us.

Yours truly, CELATOR TECHNOLOGIES, INC.

By:	/s/ Andrew S. Janoff
Authorized Signatory

Accepted and agreed to by Dr. Lawrence Mayer as of the Effective Date

/s/ Lawrence Mayer
Dr. Lawrence Mayer

SCHEDULE A

DESCRIPTION OF DUTIES OF DR. LAWRENCE MAYER

PRESIDENT AND HEAD OF RESEARCH

SUMMARY OF RESPONSIBILITIES

Reporting to the Chief Executive Officer (CEO), the President and Head of Research will be responsible for organizing and overseeing the research activities focused on the identification and early development of lead product candidates for entry into formal development towards clinical trials. In addition, the President and Head of Research win work closely with the CEO to establish the Business Plan for the Company and win ensure that research activities are undertaken execute this plan. The President and Head of Research will also be responsible for making presentations to external business and scientific groups as requested by the CEO.

SPECIFIC DUTIES

•	Reports to CEO on R&D progress and plans, competition and partnering activities

•	Assists in the establishment of corporate vision and philosophy with CEO

•	Defines product development plan, priorities and milestones for the Business Plan

•	Ensures that research activities are executing the product development plan within timeframe of established milestones

•	Establishes budget requirements to complete research activities that will accomplish goals set forth in the Business Plan

•	Manages relationship between executive and research staff

•	Identifies opportunities and threats to products

•	Manage key partnerships that heavily impact the success of research programs

•	Reports to the Board on research progress as required

•	Makes scientific presentations to business community as required

SCHEDULE B

KEY PERSON AGREEMENT

THIS AGREEMENT is dated for reference the _ day of December, 2002

AMONG:

LAWRENCE MAYER, Businessperson, of 2416 Carmaria Court, North Vancouver, British Columbia, V7J 3M4

Facsimile No. (604) 708-5883

(the “Key Person”)

AND:

CELATOR TECHNOLOGIES INC., a company continued under the laws of Canada and having an address at 200—604 West Broadway, Vancouver, British Columbia, V5Z IGI

Facsimile No. (604) 708-5883

(the “Company”)

AND:

VENTURES WEST 7 LIMITED PARTNERSHIP, a limited partnership formed under the laws of British Columbia, of Suite 280, 1285 West Pender Street, Vancouver, British Columbia, V6E4Bl

Facsimile No. (604) 687-2145

(“VW”)

AND:

VENTURES WEST 7 U.S. LIMITED PARTNERSHIP, a limited partnership formed under the laws of Delaware, care of Suite 280, 1285 West Pender Street, Vancouver, British Columbia, V6E4BI

Facsimile No. (604) 687-2145

(“VW US”)

AND:

WORKING OPPORTUNITY FUND (EVCC) LTD., a company incorporated under the laws of the Province of British Columbia, and having an office at 2600—1055 West Georgia Street, Vancouver, British Columbia, V6E 3R5

Facsimile No. (604) 669-7605

(“WOF”)

AND:

GROWTH WORKS ACCESS FUND LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of British Columbia, and having an office at 2600 – 1055 West Georgia Street, Vancouver, British Columbia, V6E 3R5

Facsimile No. (604) 669-7605

(“Access”)

AND:

BUSINESS DEVELOPMENT BANK OF CANADA, a Crown corporation incorporated under the Business Development Bank of Canada Act and having an address at Main Floor, BDC Tower, Bentall One, 505 Burrard Street, P.O. Box 6, Vancouver, British Columbia V7X IV3

Facsimile No. (604) 666-7650

(“BDC” and together with VW, VW US, WOF and Access the “Investors”)

WHEREAS:

A. The Company is engaged in the business of the development of new carrier technology and products for targeting combinations of rationally-selected chemotherapeutic agents to sites of disease, with a focus on the treatment of cancer, specifically major tumor populations such as lung, colorectal, advanced breast, pancreatic and ovarian cancer, and the utilization of off-patent compounds which are selected for synergistic activity in rapid, cell-based screening assays (the “Business”), and requires additional equity capital to further develop and expand its business;

B. The Key Person is an employee, officer, director or consultant of the Company and has a significant direct or indirect beneficial interest in securities of the Company;

C. The Investors have agreed to make an investment in the amount of approximately $10,500,000.00 in the Company by subscribing for Series 1 Class A preferred shares in the capital of the Company (the “Investment”) pursuant to the terms and conditions set out in an investment agreement dated as of even date among the Company, the Investors and others; and

D. It is a condition of the Investment that the Key Person enter into this agreement to govern certain aspects of the Key Person’s relationship with the Company, its subsidiaries and affiliates (together the “Celator Group” and individually a “Celator Group Company”).

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises, the Investment and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereby agree as follows:

ARTICLE 1—DEVOTION OF TIME

1.1 Devotion of Time—Except as provided in Schedule A, hereto, the Key Person hereby agrees to devote all of his or her working time, efforts and energies to the Business and best interests of the Celator Group during his or her tenure as an employee, officer or consultant of any Celator Group Company.

ARTICLE 2—ADVANCE NOTICE OF DEPARTURE

2.1 Notice—The Key Person shall give the Company at least 3 months prior written notice of his or her intention to resign as an employee, officer, director or consultant of any Celator Group Company.

ARTICLE 3—CONFIDENTIAL INFORMATION

3.1 Confidential Information—The Key Person acknowledges that as an employee, officer, director or consultant of or to companies in the Celator Group, he or she will acquire information about the Business and affairs of the Celator Group, some of which will include commercially valuable trade secrets, knowledge of intellectual property and other confidential or proprietary information (collectively caned “Confidential Information”), including without limitation the following kinds of .information concerning the Celator Group and its Business:

(a) confidential financial, sales and marketing information;

(b) confidential processes, techniques, know how, systems, methods, operating capabilities; and

(c) new inventions, devices, discoveries, concepts, ideas, formulae, and improvements, enhancements and modifications thereto, whether patented or not

3.2 Non-Confidential Information—For the purposes of this Agreement, Confidential Information does not include information which the Key Person establishes:

(a) is already in the Key Person’s lawful possession other than proprietary information relating to the Company or the Company’s business;

(b) is or becomes publicly known through no fault of the Key Person;

(c) is rightfully received by the Key Person from a third party without accompanying secrecy obligations;

(d) is approved for release by the prior written consent of the Company, or of its partners, subsidiaries or affiliates; or

(e) the Key Person is required to disclose in connection with any legal or administrative proceeding, in which event the Key Person shall provide prompt written notice to the Company in order to allow the Company the opportunity to seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.

3.3 Non-Disclosure of Confidential Information—The Key Person acknowledges that the Confidential Information, if revealed to others, could be used to the detriment of the Celator Group. Accordingly, during the term of this Agreement and at any time thereafter, the Key Person agrees not to use any of the Confidential Information in a manner detrimental to the Celator Group or to disclose in any manner any Confidential Information to any third party other than:

(a) to Celator Group directors, officers, bankers, legal and financial advisors in the ordinary course of business;

(b) Confidential Information that is required to be disclosed by law or by any governmental or regulatory authority having jurisdiction or in connection with any court proceedings; or

(c) Confidential Information disclosed with the express written permission of the Board of Directors of the Company.

ARTICLE—4—PROPRIETARY RIGHTS

4.1 Proprietary Developments—For the purposes of this Agreement, “Development” or “Developments” includes, without limitation all:

(a) enhancements, modifications, additions or other improvements to the intellectual property or assets owned, licensed, sold, marketed or used by any of the Celator Group in connection with the Business;

(b) patents, copyrights, trade-marks, trade names, business names, logos, design marks and other proprietary marks; and

(c) inventions, devices, discoveries, concepts, ideas, formulae, know how, processes, techniques, systems, methods and any and all improvements, enhancements and modifications thereto, whether patented or not; developed, created, generated, contributed to or reduced by practice by the Key Person alone or jointly with others while he or she is an employee, officer, director or consultant of or to any of the Celator Group and which results from tasks assigned to the Key Person by any of the Celator Group or which results from the use of the premises or property (including equipment, supplies or Confidential Information) owned, used, leased or licensed by the Celator Group or which reasonably relates to the Business.

4.2 Full Disclosure—The Key Person agrees to make full disclosure to the Company of each Development, promptly upon its creation. If required by the Company, the Key Person will disclose in writing in a log book or such other form of device provided for such purpose by the Company, the details of all Developments that the Key Person is involved with or responsible for. Subject to Schedule B hereto, the Key Person hereby irrevocably assigns and transfers to the Company and agrees that the Company will be the exclusive owner of, all of the Key Person’s right title and interest in and to each Development throughout the world, including all trade secret, patent, copyright, trade-mark, industrial design, and all other intellectual property rights of any kind therein. The Key Person agrees to co-operate fully at all times during and subsequent to his or her tenure with the Celator Group with respect to the execution of all further documents and the carrying out of all such acts and things as are reasonably requested by any Celator Group Company to confirm the transfer of ownership of all rights, including all intellectual property rights, effective at or after the time the Development is created and to apply for and obtain patent, copyright, industrial design, trademark and other intellectual property registrations covering the Developments, provided that after the Key Person’s employment, the Key Person shall be paid by the Celator Group a reasonable consulting fee for such work and for all reasonable expenses related thereto. Any of the Celator Group will be exclusively entitled to make applications for registration of all such rights, in the Company’s sole discretion, in any jurisdictions that the Company deems necessary. The Key Person’s obligations hereunder will continue after he or she ceases to be an employee, officer, director or consultant of any Celator Group Company respecting Developments created during his or her tenure with the Celator Group.

4.3 Company Owns Proprietary Rights—The Key Person agrees that the Key Person will not acquire any right, title or interest in or to the Confidential Information or the Developments, all of such right title and interest being owned by the Company and the members of the Celator Group.

4.4 Waiver of Moral Rights—The Company, its assignees and its licensees, are not required to designate the Key Person as the author of any Development. The Key Person hereby waives in whole all moral rights and agrees never to assert any moral rights which the Key Person may have in the Developments, including, without limitation, the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification or enhancement of the Developments and the right to restrain, use or reproduce the Developments in any context and in connection with any product, service, cause or institution and the Key Person further confirms that the Company may use or alter any such Developments as the Company sees fit in its absolute discretion.

ARTICLE 5—NON-COMPETITION

5.1 Non-Competition—The Key Person hereby covenants and agrees that he or she shall not while he or she is an employee, officer, director or consultant of any Celator Group Company or during the one (1) year period after he or she ceases to be such, engage in any of the following activities:

(a) either directly or indirectly as principal, agent, owner, proprietor, partner, shareholder, director, officer or otherwise, own, operate, carry on, be engaged in the operation of, have any financial interest in, lend any monies to, guarantee any liabilities or obligations of, act as a consultant to or provide management services to any business operation, whether a proprietorship, partnership, joint venture, corporation or otherwise which is engaged in the Business or which competes directly with a Celator· Group Company anywhere in the world where a Celator Group Company markets, sells, or licenses for market or sale,. its products, technology, intellectual property or services;

(b) directly or indirectly solicit, interfere with or endeavour to direct or entice away from a Celator Group Company any customer, client or any person, firm or corporation in the habit of dealing with that Celator Group Company; or

(c) interfere with, entice away or otherwise attempt to obtain the withdrawal of any employees of a Celator Group Company.

The covenants made in this Article 5 are made by the Key Person acknowledging that he or she has specific and extensive knowledge of the affairs of the Celator Group and that the Celator Group operates and seeks out business in a broad geographical area. The Key Person hereby acknowledges and agrees that the restrictions contained in this Article 5 are reasonable and valid and that all defenses to strict enforcement thereof are hereby waived.

The words making up this Article 5 are severable, and without limiting the generality of the foregoing, if any of the capacities, activities, periods of time or geographic areas specified in this Article 5 are considered by a court of competent jurisdiction as being unreasonable, void or unenforceable, the parties hereto agree that such court shall be authorized to and is hereby requested and directed to limit such capacities, activities, periods of time or geographic areas to such capacities, activities, periods of time or geographic areas as the court considers reasonable and enforceable in the circumstances (any such determination as to a particular element is individually referred to as a “Revised Term”). Where the court specifies one or more Revised Terms, such term or terms shall automatically replace the corresponding term or terms set forth herein and be binding upon the parties to the same extent as if originally set forth herein.

ARTICLE 6—CONSIDERATION

6.1 Adequate Consideration—The Key Person agrees that he or she has received good, valuable and sufficient consideration for the covenants and agreements made by the Key Person in this Agreement on the basis that:

(a) the Key Person has a significant direct or indirect beneficial interest In shares or other securities of the Company;

(b) the Investors have agreed to make the Investment in the Company; and

(c) the Investment win increase the value of such Key Person’s direct or indirect beneficial interest in shares or other securities of the Company.

ARTICLE 7—GENERAL

7.1 Time of the Essence—Time shall be of the essence of this Agreement.

7.2 Governing Law—This Agreement shall be construed and governed exclusively by the laws in force in British Columbia and the laws of Canada applicable therein and, except as provided in Section 7.4, the courts of British Columbia (and Supreme Court of Canada, if necessary) shall have exclusive jurisdiction to hear and determine an disputes arising hereunder. Except as provided in Section 7.4, each of the parties hereto irrevocably attorns to the jurisdiction of said courts and consents to the commencement of proceedings in such courts. This Section shall not be construed to affect the rights of a party to enforce a judgment or award outside said province, including the right to record and enforce a judgment or award in any other jurisdiction.

7.3 Equitable Remedies—The Key Person acknowledges and agrees that a breach of the Key Person’s obligations under this Agreement would result in damages to the Company and the Investors that could not be adequately compensated for by monetary award. Accordingly, in the event of any such breach by the Key Person, in addition to all other remedies available to the Company and the Investors at law or in equity, the Company and the Investors shall be entitled as a matter of right to apply to a Court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

7.4 Arbitration—In the event of a dispute hereunder which does not involve a party seeking a court injunction, that dispute shall be resolved by arbitration subject to the provisions of the Commercial Arbitration Act, R.S.B.C. 1996 c.55 as amended from time to time. The arbitrated resolution of the dispute shall be final and binding on all parties. The place of arbitration will be Vancouver, British Columbia.

7.5 Further Acts. Things—Each of the parties to this Agreement shall at the request of any other party, and at the expense of the Company, execute and deliver any further documents and do all acts and things as that party may reasonably require in order to carry out the true intent and meaning of this Agreement.

7.6 Enurement—This Agreement shall enure to the benefit of and be binding upon the parties hereto, their permitted assigns and their personal representatives, administrators, heirs and successors.

7.7 No Waiver—Failure by any party hereto to insist in any instance upon the strict performance of anyone of the covenants contained herein shall not be construed as a waiver or relinquishment of such covenant. No waiver by any party hereto of any such covenant shall be deemed to have been made unless expressed in writing and signed by the waiving party.

7.8 Severability—The unlawfulness or invalidity or unenforceability of any provision in this Agreement or of any covenant herein contained on the part of any party shall not affect the validity or enforceability of any other provision or covenant hereof or herein contained.

7.9 Amendment—No term or provision hereof may be amended or added except by an instrument in writing signed by all of the parties to this Agreement.

7.10 Conflict—In the event of any conflict between the terms and conditions of this agreement and any other agreement, the terms of this agreement shall prevail.

7.11 Independent Legal Advice—Each of the parties to this Agreement acknowledge and agree that Farris, Vaughan, Wills and Murphy has acted as counsel only to the Company and that Irwin, White & Jennings has acted as counsel only to the Investors and that Farris, Vaughan, Wills and Murphy and Irwin,. White & Jennings are not protecting the rights and interests of any other party to this Agreement. The other parties to this Agreement acknowledge and agree that the Company, Farris, Vaughan, Wills and Murphy, the Investors and Irwin, White & Jennings have given them the opportunity to seek, and have recommended that such parties obtain, independent legal advice with respect to the subject matter of this Agreement and, further, each of the other parties hereby represent and warrant to the Company, Farris, Vaughan, Wills and Murphy, the Investors and Irwin, White & Jennings that such party has sought independent legal advice or waives such advice.

7.12 Counterparts—This Agreement may be executed in several counterparts (including by fax), each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original but such counterparts together shall constitute but one and the same instrument.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF the parties have executed this agreement as of the date first written above.

Signed, Sealed and Delivered by Lawrence Mayer:

)

Lawrence Mayer (seal)

)

In the presence of:

)

Witness (Signature)

)

Name (Please print)

CELATOR TECHNOLOGIES INC.

Per:

(Authorized Signatory)

VENTURES WEST 7 LIMITED

PARTNERSHIP by its general partner,

VENTURES WEST 7 MANAGEMENT LTD.

Per:

(Authorized Signatory)

WORKING OPPORTUNITY FUND

(EVCC) LTD. by its manager, Growth Works Capital Ltd.

Per:

(Authorized Signatory)

BUSINESS DEVELOPMENT BANK OF CANADA

Per:

(Authorized Signatory)

IRWIN, WHITE & JENNINGsiCelator

VENTURES WEST 7 U.S. LIMITED PARTNERSHIP

by its manager, VENTURES WEST 7 MANAGEMENT(INTERNATIONAL) INC.

Per:

(Authorized Signatory)

GROWTH WORKS ACCESS FUND LIMITED PARTNERSHIP,

by its general partner, Growth Works Access GP I Ltd.

Per:

(Authorized Signatory)

SCHEDULE A (to Key Person Agreement)

EXCEPTIONS TO RESTRICTIVE COVENANT

British Columbia Cancer Agency

-Investigational Drug Program Director of GMP Compliance

-Senior Scientist

Not more than 25% of time will be devoted to BCCA

UBC

-Faculty of Pharmaceutical Sciences – Adjunct Professor

Not more than a nominal amount of time will be devoted to UBC

SCHEDULE B (to Key Person Agreement)

EXCLUSIONS FROM WORK PRODUCT

The following comprise Inventions of Dr. Lawrence Mayer resulting from work performed by Dr. Lawrence Mayer prior to his/her involvement with the Corporation and are to be excluded from Work Product under the Agreement:

PATENTS ISSUED OR SUBMITTED

1. US Patent # 5,744,158, “Methods of Treatment Using High Drug-Lipid Formulations of Liposomal Antineoplastic Agents” Inventors: Lawrence D. Mayer, Marcel B. Bally, Pieter R. Cullis George N. Mitilenes and Richard S. Ginsberg.

2. US Patent # 5,595,756, “Liposomal Compositions for Enhanced Retention of Bioactive Agents” Inventors: Marcel B. Bally, Pieter R. Cullis Nancy L Boman and Lawrence D. Mayer.

3. US Patent # 5,736,155, “Encapsulation of Antitumour Agents in Liposomes” Inventors: Bally, M.B., Cullis, P.R, Hope, MJ., Madden, T.D., and Mayer, L.D.

4. US Patent # 5,616,341 “High Drug: Lipid Fonnulations of Liposomal Antineoplastic Agents” Inventors: Mayer, L.D., Bally, M.B., Cullis, P.R., Ginsberg, R.S. and Mitilenes, G.N.

5. US Patent # 5,595,756 “Liposomal Compositions for Enhanced Retention of Bioactive Agents” Inventors: Bally, M.B., Boman, N.C., Cullis, P.R., and Mayer, L.D

6. US Patent # 5,077,056, WO Patent #8601102 “Encapsulation of Antitumour Agents in Liposome(s) After Generating Trans-membrane Potential” Inventors: Bally, M.B., Cullis, P.R., Hope, M.J., Madden, T.D., Mayer, L.D. and Loughrey, H.

7. US Patent # 4,885,172 “Streptavidin-coupled Liposome(s)—Useful for In Vivo Delivery of Bioactive Agents, e.g. Anti-neoplastic Agents, or for In Vitro Diagnostic Assays” Inventors: Bally, M.B., Cullis, P.R., Hope, MJ., Madden, T.D. and Mayer, L.D.

8. EP (European) Patent #498471, WO Patent #8804573, “Liposome(s) Containing Phosphate Salt of Amino-glycoside(s)—For Treating Gram-negative Pneumonia” Inventors: Bally, M.B., Bolcsak, E.L., Cullis, P.R., Janoff, S.A., Jedrusiak, AJ., Lenk, P.R. and Mayer, L.D.

9. EP Patent #472639, WO Patent #9014105, “Liposome Compositions Containing Drugs—Where Liposome(s) Have Trans-membrane Ion Gradient” Inventors: Madden, T.D., Hope, M.J., Tilcock, C.P., Cullis, P.R., Harrigan, P.R., Mui, B.S., Tai, L. and Mayer, L.D.

10. US Patent Application # 08-690,195, Canadian Patent Application # 2,219,095 (1997) “Anhydrovinblastine for the Treatment of Cervical and Lung Cancer” Schmidt B, Kutney and Mayer LD.

11. US Patent #5741516 (1998), “Sphingosomes for Enhanced Drug Delivery”, Inventors: Webb MS, Bally MB, Mayer LD, Miller JJ and Tardi PG.

12. US Patent #5744158 (1998), “Methods of Treatment Using High Drug-Lipid Formulations of Liposomal-Antineoplastic Agents”, Inventor: Mayer LD, Bally MB, Cullis PR, Ginsberg RS and Mitilenes GN.

13. US Patent #5795589 (1998), “Liposomal Antineoplastic Agent Compositions”, Inventors: Mayer LD, Bally MB, Cullis PR, Ginsberg RS, and Mitilenes GN.

SCHEDULE C

BUSINESS OF THE CORPORATION

Celator Technologies Inc. is in the business of the development of new carrier technology and products for targeting combinations of rationally-selected chemotherapeutic agents to sites of disease, with a focus on the treatment of cancer, specifically major tumor populations such as lung, colorectal, advanced breast, pancreatic and ovarian cancer, and the utilization of off-patent compounds which are selected for synergistic activity in rapid, cell-based screening assays.

Notwithstanding the above, any business that the Corporation may from time to time be engaged in.

SCHEDULE D

EXCEPTIONS TO RESTRICTIVE COVENANT

British Columbia Cancer Agency

-Investigational Drug Program Director of GMP Compliance

-Senior Scientist

UBC

-Faculty of Phannaceutical Sciences—Adjunct Professor